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                                                                     Exhibit 2.3



DATED                              19 NOVEMBER                              2001
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                           THE PERSONS WHOSE NAMES AND
                       ADDRESSES ARE SET OUT IN SCHEDULE 4


                                     - and -


                      THE ANGLO AGGMORE LIMITED PARTNERSHIP
          ACTING THROUGH ITS GENERAL PARTNER ANGLO IRISH EQUITY LIMITED


                                     - and -


                          FOG CUTTER CAPITAL GROUP INC





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            OPTION AGREEMENT RELATING TO THE SALE AND PURCHASE OF THE
             ENTIRE ISSUED SHARE CAPITAL OF WREP ISLANDS LIMITED AND
                            WREP ISLANDS UGAP LIMITED

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                                      INDEX

CLAUSE NO.                                                             PAGE NO.

1.     INTERPRETATION.....................................................3
2.     CALL OPTION........................................................6
3.     CONDITIONS.........................................................6
4.     EXERCISE OF THE OPTION.............................................6
5.     CONTINUING OBLIGATION OF DISCLOSURE AFTER EXCHANGE.................6
6.     COVENANTS, WARRANTIES AND TAXATION.................................7
7.     PURCHASER'S REMEDIES...............................................8
8.     VENDORS' LIMITATIONS...............................................9
9.     CONTINUING EFFECT OF THIS AGREEMENT...............................10
10.    VENDORS RIGHT TO REQUIRE ACQUISITION..............................11
11.    POWER OF ATTORNEY.................................................11
12.    ENTIRE AGREEMENT..................................................11
13.    MISCELLANEOUS.....................................................12
14.    GUARANTEE.........................................................13
15.    LAW AND JURISDICTION..............................................14




                                      -2-
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THIS AGREEMENT is made on         19 November                               2001

BETWEEN:

(1) The persons whose names and addresses are listed in schedule 4 (the "VENDORS"); and

(2) ANGLO IRISH EQUITY LIMITED acting in its capacity as the general partner of the ANGLO AGGMORE LIMITED PARTNERSHIP whose principal place of business is at 10 Old Jewry, London EC2R 8DN (the "PURCHASER"); and

(3) FOG CUTTER CAPITAL GROUP INC whose registered office is at 1410 SW Jefferson Street, Portland, Oregon 97201-2548, United States of America ("GUARANTOR").

IT IS AGREED:

1.       INTERPRETATION

         In this Deed, except where the context otherwise requires, the following terms shall have the following meanings:

         "ARTICLES" means together the current articles of association or other constitutional documents of each of the Companies from time to time;

         "COMPANIES" means each and any of:

         (a) WREP Islands Limited a company incorporated in the British Virgin Islands under company registration number 280400 whose registered office is at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, BVI and whose administrative office is at Le Quesne Chambers, 9 Burrard Street, St Helier, Jersey, JE2 4WS; and

         (b) WREP Islands Ugap Limited a company incorporated in Jersey under registration number 72552 whose registered and administrative office is at Le Quesne Chambers, 9 Burrard Street, St Helier, Jersey, JE2 4Ws and "Company" means any one of them;

         "COMPLETION" means completion of the transfer of the Option Shares to the Purchaser pursuant to the Sale and Purchase Agreement;

         "DEED" means this deed (as amended from time to time);

         "DISCLOSURE LETTER" means the disclosure letter to be given to the Purchaser by the Vendors immediately prior to the execution of this Deed for the purpose of schedule 3;

         "EXIT DIVIDENDS" means the dividends which the Vendors shall procure are declared and paid to the Vendors by each of the Companies in respect of the profits available for distribution in the Companies (in accordance with their respective Articles and the provisions of applicable law) as soon as is reasonably practicable following the receipt by the Companies of the Purchase Monies;

         "ICTA" means the Income and Corporation Taxes Act 1988 and use of a year followed by the word "Act" shall mean the Finance Act of that year;

                                      -3-
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         "OPTION" means the option granted to the Purchaser by the Vendors to acquire the Option Shares pursuant to clause 2 of this Deed;

         "OPTION NOTICE" means a notice in the form or substantially in the form set out in schedule 2;

         "OPTION PERIOD" means. subject to clause 13.10 the period commencing on the Purchase Date and ending 5 years thereafter;

         "OPTION PRICE" means the sum of(pound)1 (one pound sterling);

         "OPTION SHARES" means the:

         (a) 1,332,560 shares of US$1.00 in the capital of WREP Islands Limited ; and

         (b)      9,142 shares of US$1.00 in the capital of WREP Islands Ugap
                  Limited,

         comprising the entire issued share capital of each of WREP Islands Limited and WREP Islands Ugap Limited;

         "OUTSIDE THE ORDINARY COURSE OF BUSINESS" means in relation to Taxation

         (a)      a transaction giving rise to a liability to Taxation under
                  Part XVII of ICTA;

         (b)      an event giving rise to a liability under section 126 FA 1995;

         (c)      any distribution or deemed distribution within the meaning of
                  Part VI of ICTA or of section 418 of ICTA;

         (d) an event which may result in the relevant Company becoming liable to pay or suffer any Taxation chargeable directly or primarily against or attributable directly or primarily to another firm, person or company;

         (e) an acquisition, disposal or supply or deemed acquisition, disposal or supply of goods, assets, services or business facilities of any kind whatsoever (including, without limitation, a loan of money or a hiring, letting or licensing of tangible or intangible property) for a consideration which is treated for the purposes of Taxation as different from the consideration (if any) actually received but only insofar as such Taxation is attributable to the difference between the consideration (if any) actually received and the consideration treated for Taxation purposes as having been received;

         (f) an event in respect of which any Taxation arises as a result of the failure by the relevant Company duly to recover, deduct, charge or account for any Taxation;

         (g)      a disposal of capital assets;

         (h) any amount for which the relevant Company is liable to account to the Commissioners of Customs & Excise under Reg. 107 Value Added Tax Regulations 1995; and/or

         (i) any event which gives rise to a liability to pay interest on late payment of Taxation or to a liability to pay a fine, penalty or similar charge relating to Taxation.

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         "PROPERTY AGREEMENTS" means the agreements dated the date of this Deed and made between the Purchaser and each of the Companies in respect of the sale and purchase of the Properties;

         "PROPERTIES" means the freehold and leasehold properties details of which are set out in the Property Agreements;

         "PURCHASE DATE" shall have the meaning given to it in the Property Agreements;

         "PURCHASE MONIES" means the payment or payments due to be made to the Companies under the Property Agreements;

         "PURCHASER'S SOLICITORS" means Taylor Joynson Garrett of 50 Carmelite Victoria Embankment, London EC4Y 0DX;

         "RELATED PERSONS" means in relation to any party any subsidiary undertaking of that party and any holding company of that party and any subsidiary undertaking of that holding company and "RELATED PARTY" means any one of them;

         "RELEVANT CLAIM" means any claim made by the Purchaser in respect of breach of Warranty and/or the Tax Covenant;

         "RELEVANT DAY" means, for the purposes of clause 13.9, any day other than a Saturday, Sunday or a day which is a public holiday at the address given for the receiving party herein or at such other address as is notified by such party in accordance with clause 13.9;

         "SALE AND PURCHASE AGREEMENT" means the agreement for the sale and purchase of the Option Shares in the form set out in schedule 1;

         "TAXATION" means all forms of taxation, charges, duties, imposts, levies and rates whenever imposed and whether of the United Kingdom, the Channel Islands, the British Virgin Islands or elsewhere and whether chargeable directly or primarily against or attributable directly or primarily to the Companies, any asset of the Companies or to any other person, including without limitation income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), withholding taxes, corporation tax, advance corporation tax (including amounts corresponding to or representing advance corporation tax), capital gains tax, capital transfer tax, inheritance tax, rates, uniform business rates, water rates, value added tax, custom duties, capital duty, excise duties, betterment levy, community charges, council taxes, insurance premium tax, landfill tax, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, and generally any tax, duty, impost, levy or rate or other amount and any interest, penalty or fine in connection therewith;

         "TAX COVENANT" means the tax covenant set out in clause 6.5;

         "VENDORS' SOLICITORS" means Milbank Tweed Hadley McCloy LLP of Dashwood House, 69 Old Broad Street, London EC2M 1QS; and

         "WARRANTIES" means the warranties set out in schedule 3.

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2.       CALL OPTION

         In consideration of the sum of L1 paid to each of the Vendors by the Purchaser (the receipt of WHICH each of the Vendors hereby acknowledge) and of the obligations of the Purchaser contained in this Deed, each Vendor hereby irrevocably agrees and undertakes with the Purchaser, subject to clause 3, to transfer such of the Option Shares as are set out against their respective names in schedules 1 and 2 to the Purchaser (or to such person or persons as shall be nominated by the Purchaser) for the Option Price on and subject to the provisions of clause 4.

3.       CONDITIONS

3.1      The exercise of the Option shall be conditional upon:

         (a) the payment to the Companies of the Purchase Price (as defined in Property Agreements) and all other monies properly payable to the Companies pursuant to the Property Agreements ("the Purchase Monies"); and

         (b) the declaration and payment by the Companies to the Vendors of the Exit Dividends.

3.2 The Vendors shall procure that the Exit Dividends shall be declared and paid by the Companies within 10 Business Days following the payment of the Purchase Monies.

4.       EXERCISE OF THE OPTION

4.1 Subject to the satisfaction of the conditions set out in clause 3.1 the Purchaser shall be entitled to require such a sale and transfer as referred to in clause 2 at any time during the Option Period by giving 5 Business Days' notice in writing to the Vendors in the form of the Option Notice and for the avoidance of doubt it is hereby agreed that if such a notice is served or deemed to have been served within the Option Period then notwithstanding that such notice is to expire or that completion of the transfer of the Option Shares may take place on a date (in either case) outside of the Option Period the service of such notice by the Purchaser shall be a valid exercise of the Option and the completion provisions under this Deed shall apply accordingly.

4.2 As soon as reasonably practicable and in any event within 10 Business Days following the service of the Option Notice, the Vendors and the Purchaser shall enter into the Sale and Purchase Agreement and the Vendors shall transfer the Option Shares to the Purchaser in accordance with the terms of the Sale and Purchase Agreement.

5.       CONTINUING OBLIGATION OF DISCLOSURE AFTER EXCHANGE

         The Vendors hereby agree that with effect from the date of this Deed they shall (and shall use all reasonable endeavours to procure that any other necessary person shall) provide all such information (including without limitation copies of documents and/or written responses to questions) which relate to the Companies and their business (including but not limited to the ownership of the Properties and matters relating to Taxation) as may be reasonably requested from time to time by the Purchaser, PROVIDED THAT the Vendors shall not be required to disclose any information which relates to the Vendors the disclosure of which would or may constitute a breach

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         of any requirement of confidentiality on the part of the Vendor or which otherwise materially adversely affects the business of the Vendor.

6.       COVENANTS, WARRANTIES AND TAXATION

6.1      The Vendors hereby agree and undertake:

         (a) to waive all rights including but not limited to any pre-emption rights over any of the Option Shares conferred either by the Articles or in any other way whatsoever in respect of any transfer of the Option Shares to the Purchaser under the terms of the Sale and Purchase Agreement; and

         (b) that prior to Completion they will not take any action or delegate or otherwise authorise the Companies or either of them to issue or agree to issue any shares or other securities in the Companies or either of them or options to acquire any shares or other securities in the Companies or either of them otherwise than in accordance with the terms of this Deed.

6.2      The Vendors shall forthwith inform the Purchaser if:

         (a) the Companies or either of them is or are insolvent, have compounded with their creditors, have a receiver appointed over any material part of their assets, or a liquidator appointed in respect of their assets or a resolution has been passed for the appointment of an administrator or a liquidator over their assets or, if it comes to the attention of the Vendors, that any of the above matters is likely to occur; and/or

         (b) the Vendors (or any of them) is or are insolvent, has compounded with their creditors, has a receiver appointed over any material part of their assets, or a liquidator appointed in respect of its assets or a resolution has been passed for the appointment of an administrator or a liquidator over their assets if it comes to the attention of the Vendors, that any of the above matters is likely to occur;

6.3 Subject to clause 8, the Vendors warrant on a joint and several basis to the Purchaser in the terms of the Warranties. Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary including without limitation and for the avoidance of doubt clause 8 of this Agreement) shall not be governed, limited or restricted by reference to or inference from any other terms of this Deed or any other Warranty.

6.4 Each of the Warranties shall be deemed to be given on the date of this Deed and shall be deemed to be repeated and given by the Vendors on the date on which the Option is exercised or if later the date of Completion.

6.5 The Vendors hereby covenant jointly and severally to pay the Purchaser (on a L for L basis) within seven days of a receipt of a demand for payment an amount equal to any actual liability to Taxation for which the Company is or becomes liable in respect of or arising from:

         (a)

                  (i) any event which occurs or is deemed by an authority with powers to impose Taxation to have occurred on or before Completion;

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                  (ii)     by reference to any income profits or gains earned,
                           accrued or received on or before Completion;

                  (iii) by reference to asset values, turnover, value added or any other reference measure, for a period ended on or before Completion;

                  (iv) as a result of any underpayment of any instalment of Taxation prior to Completion; and/or

         (b) any Taxation affecting the Company in respect of or arising from any transactions completed after Completion in pursuance of a legally binding obligation or a legally binding arrangement (in each case outside the ordinary course of business) entered into on or before Completion.

6.6 If an authority with the power to impose Taxation requires that any payment due under this Deed is subject to Taxation in the hands of the Purchaser, the Purchaser may demand in writing from the Vendors such sum (after taking into account any Taxation payable in respect of such sum) as will ensure that the Purchaser receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation. The Vendors shall pay any sum which is so demanded within 5 Business Days of receipt of such demand.

6.7 Where any of the Warranties is qualified by the expression "so far as the Vendors are aware" or any similar expression, each of the Vendors shall be deemed to have the awareness of each other Vendor and to have such additional awareness as the Vendors would have after having made all due, diligent and careful enquiry of:

         (a)      Scott Stevenson;

         (b)      Matt Green;

         (c)      Don Wijsmuller; and

         (d)      Andy Wiederhorn.

7.       PURCHASER'S REMEDIES

7.1 The Purchaser undertakes to the Vendors to notify the Vendors within a reasonable time upon its becoming aware of any circumstances entitling it to make a claim under the Warranties and/or under this Deed which notice shall specify the general nature of such claim.

7.2 If on or prior to the exercise of the Option any of the Warranties is or are untrue or inaccurate or the Purchaser becomes aware of any of the matters referred to in clause 6.2 or of any other breach of this Deed the Purchaser may at its option either:

         (a)      elect not to exercise the Option and to rescind this Deed; or

         (b)      exercise the Option,

         but in each case without prejudice to the rights of the Purchaser to claim for breach of the Warranties and/or any breach of any other provision of this Deed (including without limitation the Tax Covenant).

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8.       VENDORS' LIMITATIONS

8.1 Each of the Warranties shall be construed as a separate warranty and is given subject to the matters contained or referred to in the Disclosure Letter.

8.2 No Relevant Claim shall be made unless written notice containing specific details of the Relevant Claim is served on the Vendors:

         (a)      in the case of a claim under the Warranties before 30 June
                  2003; and

         (b)      in the case of a claim under the Tax Covenant before 31
                  December 2007

         PROVIDED THAT the Purchaser shall be entitled to give notice of a Relevant Claim and such notice shall be validly given notwithstanding that the Purchaser shall by such date not have recovered or sought to recover any sums pursuant to clause 8.7.

8.3 A Relevant Claim shall not be enforceable against the Vendors and shall be deemed to have been withdrawn unless any legal proceedings in connection with it are commenced within 9 months after written notice of it is first served on the Vendors.

8.4 The aggregate amount of the liability of the Vendors in respect of all Relevant Claims under the Warranties (but not the Tax Covenant) shall not exceed the Purchase Monies.

8.5 No liability shall attach to the Vendors in respect of Relevant Claims under the Warranties (but not the Tax Covenant) unless the aggregate amount of the liability of the Vendors in respect of all such Relevant Claims shall exceed L 5,000, and no Relevant Claim shall be made unless the individual Relevant Claim exceeds L1,000.

8.6 The Vendors shall not be liable in respect of a Relevant Claim under the Warranties (but not the Tax Covenant):

         (a) if it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser or either of the Companies; or

         (b) to the extent that it relates to any loss which is recoverable by the Purchaser or either Company from its insurers or which would have been recoverable if at the time the Relevant Claim arises the Purchaser had maintained the level and type of insurance affording the same degree of cover as the Vendors maintained as at the date of this Deed;

         (c)      to the extent it arises or is increased as a result only of:

                  (i) an increase in the rates, method of calculation or scope of Taxation after Completion;

                  (ii) any change in generally accepted accounting principles after Completion;

                  (iii) the passing of any legislation, or making of any subordinate legislation after Completion;

                  (iv) any matter provided for or included as a liability in the financial statements for the Companies dated 30 September 2001; and



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                  (v)      any liability for Taxation arising in the ordinary
                           course of business of either of the Companies in respect of the period beginning immediately after Completion; and

         (d) if the Relevant Claim or the facts or matters giving rise to the Relevant Claim were or are in the actual knowledge of Christopher Marsden (in his capacity as manager of the Properties) and/or the Vendors or the Companies had made Christopher Marsden (acting in such capacity) aware of such facts or matters through established procedures set up between the Vendors, the Companies and Christopher Marsden in connection with him acting in that capacity.

8.7 Subject always to the proviso in clause 8.2, where the Purchaser or either of the Companies is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim, the person so entitled shall take all such practicable steps to commence the recovery of that sum before making the Relevant Claim but without prejudice to the right of the Purchaser to make a Relevant Claim (keeping the Vendors at all times fully and promptly informed of the conduct of such recovery), and any sum recovered will reduce the amount of the Relevant Claim (and, in the event of the recovery being delayed until after the Relevant Claim has been satisfied by the Vendors, shall be paid to the Vendors, after deduction of all reasonable costs and expenses of the recovery).

8.8      The Purchaser shall:

         (a) as soon as reasonably practicable notify the Vendors in writing of any Relevant Claim;

         (b) subject to the Purchaser being suitably indemnified take such action as the Vendors may reasonably require to avoid, resist, contest or compromise any claim or matter which gives or may give rise to a Relevant Claim provided that the Purchaser shall not be required to take any action or omit to take any such action which the Purchaser in its reasonably exercised discretion considers would increase its liability in respect of such claim or which would otherwise prejudice the rights or benefits of the Purchaser;

         (c) not settle, make any admission of liability nor compromise any claim or matter which gives or may give rise to a Relevant Claim without the prior written consent of the Vendors provided that the Purchaser shall not be required to take any action or omit to take any such action which the Purchaser in its reasonably exercised discretion considers would increase its liability in respect of the such claim or which would otherwise prejudice the rights or benefits of the Purchaser.

9.       CONTINUING EFFECT OF THIS AGREEMENT

         All provisions of this Deed shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of the rights of either party in relation to this Deed.


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10.      VENDORS RIGHT TO REQUIRE ACQUISITION

10.1 If by a date falling 12 months from the date of this Deed and subject to the satisfaction of the conditions set out in clause 10.2, the Purchaser has not exercised the Option then the Vendors may by notice in writing to the Purchaser require the Purchaser (or a nominee of the Purchaser at the Purchaser's discretion) to acquire the Option Shares on the same terms as if the Purchaser had exercised the Option (the "Right of Acquisition").

10.2 The Vendors shall only be permitted to exercise the Right of Acquisition in respect of either Company (and any purported exercise shall only be valid and binding on the Purchaser) if in relation to that Company:

         (a) notwithstanding the provisions of clause 6, were the Warranties to be repeated there would be no breach of Warranty on the date the acquisition is to be made (and for the purposes of this clause any disclosure made after the date of this Agreement shall be disregarded); and/or

         (b) the relevant Company remains the registered legal owner of any Property and has not entered into a binding agreement (whether or not completed) for the transfer of all (but not some only) of the legal titles to the Properties which it holds.

11.      POWER OF ATTORNEY

11.1 If upon the proper exercise of the Option by the Purchaser, the Vendors (or any of them) refuse to enter into the Sale and Purchase Agreement, the Vendors each hereby irrevocably appoint and authorise any director or partner of the Purchaser as their respective attorney to execute the Sale and Purchase Agreement on their behalf and hereby irrevocably consent to the registration of the Purchaser in the registers of members of the Companies as the new registered holder of the Option Shares.

11.2 If upon the proper exercise of the Right of Acquisition by the Vendors, the Purchaser refuses to enter into the Sale and Purchase Agreement, the Purchaser hereby irrevocably appoints and authorises any director or partner of any of the Vendors as their attorney to execute the Sale and Purchase Agreement on their behalf and irrevocably consents to the registration of the Purchaser in the registers of members of the Companies as the new registered holder of the Option Shares.

12.      ENTIRE AGREEMENT

         Each party on behalf of itself and on behalf of its respective Related Persons acknowledges and agrees with the other party that:

         (a) this Deed together with any other documents referred to in this Deed (together the "TRANSACTION DOCUMENTS") constitute the entire and only agreement between the parties relating to the Option and/or the Option Agreement;

         (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it and as agent for its Related Persons, unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

         (c) the only remedies available to it in respect of the Transaction Documents are as set out in the Transaction Documents together with any other remedies which cannot lawfully be excluded and for the avoidance of doubt neither party has any right to rescind or terminate any Transaction Document either for breach of contract or for negligent or innocent misrepresentation or otherwise unless such rescission or termination is specifically provided for this Deed;

         PROVIDED THAT the provisions of this clause 12 shall not exclude any liability which any of the parties or, their Related Persons would otherwise have to any other party or, where appropriate, to their Related Persons or any right which any of them may have to rescind this Deed in respect of any statements made fraudulently by any of them prior to the execution of this Deed or any rights which any of them may have in respect of fraudulent concealments by any of them.

13.      MISCELLANEOUS

13.1 Nothing in this Deed shall be read or construed as excluding any liability or remedy in respect of fraud or as excluding any other liability or remedy which cannot lawfully be excluded.

13.2 This Deed may be executed in counterparts and by the parties on different counterparts and this Deed shall not take effect until it has been executed by all parties. Each counterpart shall constitute an original of this Deed but both the counterparts shall together constitute one and the same deed.

13.3 The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded, and nothing in this Deed is intended to confer on any person any right to enforce any term of this Deed which that person would not have had but for that Act.

13.4 No failure or delay by any party in exercising any right or remedy that party may have under or by virtue of this Deed shall operate as a waiver therefore or preclude the exercise of such right or remedy on any subsequent occasion.

13.5 This Deed shall not be varied except in writing signed by all of the parties.

13.6 No party shall be entitled to assign the benefit of any rights under this Deed without the prior written consent of the other parties.

13.7 No party shall make any announcement or issue any circular or other publicity material relating to the existence or subject matter of this Deed without it first being approved in writing by the other party. However, any party may make an announcement concerning the transaction contemplated by this Deed, or any ancillary matter, if required by law or by any regulatory or governmental body to which such party is subject, wherever situated (including, without limitation, the Inland Revenue or the Inland Revenue Service) whether or not the requirement has the force of law.

13.8 Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation preparation and completion of this Deed and all documents ancillary to it.

13.9 Any notice or other communication under or in connection with this Deed shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope or by facsimile transmission to the party due to receive the notice or communication at its address set out in this Deed or such other address as a party may specify for this purpose by notice in writing to the others. For the purposes of this Deed the fax number of the Vendors is 001 503 553 7401, attention Andrew Wiederhorn Esq, with a copy to Don Wijsmuller fax number 01534 887 081and the fax number of the Purchaser is 020 7710 7050, attention John Daly, and the email address of the Purchaser is johndaly@angloirishbank.co.uk. Any notice or other communication shall be deemed to have been served when received except that if it is received between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

13.10 Any perpetuity created by this Deed shall be for no longer than 80 years.

14.      GUARANTEE

14.1 In consideration of the Purchaser entering into this agreement at the request of the Guarantor and the Vendors the Guarantor agrees and undertakes to guarantee all of the obligations of the Vendors under this Deed and the Sale and Purchase Agreement, and all other of the documents and other matters referred to in this agreement (which in this clause shall be together referred to as the "Guaranteed Documents").

14.2 Without prejudice to the generality of sub-clause 14.1, the Guarantor agrees that the Purchaser may without the consent of and without affecting the Guarantor's liability under the Guaranteed Documents grant time or indulgence to or compound with the Vendors and the guarantee contained in sub-clause 14.1 shall not be discharged nor shall the Guarantor's liability under it be affected by anything which would not have discharged or affected the Guarantor's liability if the Guarantor had been the primary obligor.

14.3 If the Vendors default under their obligations under the Guaranteed Documents then the Purchaser may enforce the provisions of sub-clause
         14.1 against the Guarantor as if the Guarantor were a principal obligor to the Purchaser under the Guaranteed Documents.

14.4 If the Vendors are in default of the obligations guaranteed by the Guarantor then the Guarantor waives any right to require the Purchaser to proceed first against the Vendors or enforce any claim or payment from, or file any proof or claim in any insolvency, administration, or dissolution of the Vendors, bankruptcy or liquidation proceedings of the Vendors before claiming from the Guarantor under this clause.

14.5 For the avoidance of doubt the Guarantor irrevocably and unconditionally agrees to indemnify and to keep the Purchaser indemnified against any loss of whatever kind resulting from the failure of the Vendors to observe and perform their obligations under the Guaranteed Documents or to pay when due any monies in respect of any claims under the Guaranteed Documents (including without limitation under the Warranties and/or the Tax Covenant) and to pay to the Purchaser the amount of such loss whether or not the Purchaser has attempted to enforce its rights against the Vendors. Without prejudice to the generality of the foregoing, such loss shall include the total amount of:

         (a) all monies (to the extent to which the Purchaser shall not already have received them) as may be due in respect of any claims under the Guaranteed Documents; and

         (b) all reasonable costs which the Purchaser may suffer or incur as a result of any breach of the Guaranteed Documents; and

         (c) all proper and reasonable expenses which the Purchaser may incur in proceeding against the Vendors and/or the Guarantor in respect of claims under the Guaranteed Documents.

14.6 Any amounts payable under this clause 14 shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required in law, in which event the Guarantor shall pay to the Purchaser an additional amount so that the net amount received by the Purchaser will equal the full amount which the Purchaser would have received had no such deduction or withholding been made.

15.      LAW AND JURISDICTION

15.1 This Deed shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

15.2 The Vendors and the Purchaser agree that any legal action or proceeding arising out of or in connection with this Deed may be brought in the High Court of Justice in England, and the Vendors and the Purchaser hereby irrevocably submit to the non-exclusive jurisdiction of such court in connection with any such legal action or proceedings.

15.3 The Vendors' and the Guarantor's address for service in respect of any legal proceedings arising in connection with this Deed or the transactions contemplated hereunder and in respect of any notice to be given hereunder or otherwise in connection with this Deed including without limitation the Option Notice is 129 Mount Street, London W1Y 5HA, fax number 020 7493 0265 marked for the attention of Matthew Green Esq, with a copy to Andrew Wiederhorn Esq, fax number 001 503 553 7401 and Don Wijsmuller Esq, fax number 01534 887 081.

IN WITNESS whereof this Deed has been entered into the day and year first above written.

                                   SCHEDULE 1

                           SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made the                     day of           [              ]

BETWEEN:

(1) FOG CUTTER CAPITAL GROUP INC whose registered office is at 1410 SW Jefferson Street Portland Oregon 97201 United States of America ("FCCGI");

(2) FOG CAP LP whose principal place of business is at 1410 SW Jefferson Street Portland Oregon 927201 United States of America ("Fog Cap" and together with FCCGI, "the Vendors")

(3) ANGLO IRISH EQUITY LIMITED acting in its capacity as general partner of THE ANGLO AGGMORE LIMITED PARTNERSHIP whose place of business is at 10 Old Jewry, London EC2R 8DN (the "Purchaser")

RECITALS

(A) Pursuant to an agreement (the "Option Agreement") dated [ ] and made between the Vendors and the Purchaser, the Vendors granted to the Purchaser the right to acquire the Option Shares on the terms of this Agreement and the Purchaser granted to the Vendors the right to sell to it the Option Shares on the terms of this Agreement;

(B) The Purchaser wishes to acquire the Option Shares pursuant to the terms of the Option Agreement and this Agreement and the Vendors wish to transfer the Option Shares to the Purchaser on the terms of the Option Agreement and this Agreement]; and

(C) Details of WREP Islands Limited and WREP Islands Ugap Limited (the "COMPANIES") are set out in schedule 1.

THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1 Savewhere the context otherwise requires words and expressions defined in the Option Agreement shall have the same meaning when used in this Agreement and:

         "AGREEMENT" means this Agreement and the schedules to it;

         "COMPLETION" means completion of the sale and purchase of the Option Shares pursuant to this Agreement;

         "COMPLETION DATE" means the date of this Agreement;

         "ENCUMBRANCE" means any security, option, claim, mortgage, charge, pledge, lien, assignment, title retention, restriction, right of first refusal or other third party right or interest or claim or any other encumbrance or security interest of any kind whatsoever including rights of pre-emption of any nature whatsoever;

         "POWERS OF ATTORNEY" means the powers of attorney in the agreed form pursuant to which the Companies grant power to the Purchaser (or to such person nominated by the Purchaser) to execute such documents to transfer the legal title to the Properties (with the consent of the Companies);

         "PURCHASE  PRICE" has the meaning given to it in clause 3;

         "RELEVANT DAY" means, for the purposes of clause 7.7, any day other than a Saturday, Sunday or a day which is a public holiday at the address given for the receiving party herein or at such other address as is notified by such party in accordance with clause 7.7;

         "SHARES" shall have the same meaning as the Option Shares; and

1.2 Words and phrases used in this Agreement and defined in the Companies Act 1985 shall bear the meanings attributed thereto in that Act.

1.3 The table of contents and headings and sub-headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4 Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include bodies corporate unincorporated associations partnerships governments governmental agencies and departments statutory bodies or other entities in each case whether or not having a separate legal personality) shall include the person's successors.

1.5 References to recitals, schedules, clauses and sub-clauses are to (respectively) recitals, to schedules to and clauses and sub-clauses of this Agreement (unless otherwise specified) and references within a schedule to paragraphs are to paragraphs of that schedule (unless otherwise specified).

2.       SALE AND PURCHASE

2.1      Subject to the terms of this Agreement:

         (a) Fog Cutter Capital Group Inc shall sell with full title guarantee or procure the sale of, (in either case, with full title guarantee) and the Purchaser shall purchase the Shares in WREP Islands Limited together with all benefits and rights attaching to them at the date of this Agreement free from all Encumbrances; and

         (b) Fog Cap LP shall sell with full title guarantee or procure the sale of, (in either case, with full title guarantee) and the Purchaser shall purchase the Shares in WREP Island Ugap Limited together with all benefits and rights attaching to them at the date of this Agreement free from all Encumbrances.

2.2 The Vendors jointly and severally waive or agree to procure the waiver of any rights, restrictions or Encumbrances conferred upon either of them or any other person which may exist in relation to the Shares under the Articles of the Companies or otherwise;

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the Vendors complete the sale of all of the Shares simultaneously but completion of the purchase of part of the Shares shall not affect the rights of the Purchaser with respect to its rights to the other Shares.

2.4 The Purchaser shall be entitled to receive all dividends and distributions of any nature whatsoever declared paid or made by the Companies in respect of the Shares on or after the date of this Agreement.

2.5      The Vendors jointly and severally covenant that:

         (a) the Shares are fully paid and constitute the entire issued share capital of each of the Companies;

         (b) each of the Vendors have the right to transfer or direct the transfer of the legal and beneficial title to the Shares; and

         (c)      the Shares are free from all Encumbrances.

2.6 Fog Cap LP shall procure that Whitmill Nominees Limited (as holder of 1 Share in WREP Islands Ugap Limited) transfers such share in accordance with this clause 2 and the remaining provisions of this Agreement.

3.       CONSIDERATION

         The Shares shall be sold for such sum as is equal to the Option Price (the "PURCHASE PRICE"). The Purchase Price shall be satisfied in cash on Completion of which L0.50.shall be payable to Fog Cutter Capital Group Inc and L0.50 is payable to Fog Cap LP.

4.       COMPLETION

4.1 Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors. At Completion the parties shall perform their respective Completion obligations set out in schedule 3.

4.2      Notwithstanding Completion:

         (a) each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance; and

         (b) all covenants (including without limitation the Tax Covenant), the Warranties and other undertakings contained in or entered into pursuant to this Agreement and/or the Option Agreement,

         will remain in full force and effect and (except as otherwise expressly provided in this Agreement or the Option Agreement) without limit in time.

5.       FURTHER ASSURANCE

         The Vendors shall from time to time on being required to do so by the Purchaser promptly and at the cost and expense of the Purchaser do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement and transferring to the Purchaser full legal and beneficial title to the Shares.

6.       ENTIRE AGREEMENT

6.1 Eachparty on behalf of itself and on behalf of their respective Related Persons acknowledges and agrees with the other party that:-

         (a) this Agreement together with any other documents referred to in this Agreement (together the "TRANSACTION DOCUMENTS") constitute the entire and only agreement between the parties relating to the sale and purchase of the Shares;

         (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it and as agent for its Related Persons, unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

         (a) the only remedies available to it in respect of the Transaction Documents are as set out in the Transaction Documents and for the avoidance of doubt neither party has any right to rescind or terminate any Transaction Document either for breach of contract or for negligent or innocent misrepresentation or otherwise unless such rescission or termination is specifically provided for this Agreement;

         PROVIDED THAT the provisions of this clause 6.1 shall not exclude any liability which any of the parties or, their Related Persons would otherwise have to any other party or, where appropriate, to their Related Persons or any right which any of them may have to rescind this Agreement in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealments by any of them.

7.       MISCELLANEOUS

7.1 Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud or any other liability or remedy which cannot lawfully be excluded.

7.2 The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded, and nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for that Act.

7.3 This Agreement may be executed in counterparts and by the parties on different counterparts and this Agreement shall not take effect until it has been executed by all parties. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

7.4 No failure or delay by any party in exercising any right or remedy that party may have under or by virtue of this Agreement shall operate as a waiver therefore or preclude the exercise of such right or remedy on any subsequent occasion.

7.5 This Agreement shall not be varied except in writing signed by all of the parties.

7.6 No party shall be entitled to assign the benefit of any rights under this Agreement without the prior written consent of the other party.

7.7 No party shall make any announcement or issue any circular or other publicity material relating to the existence or subject matter of this Agreement without it first being approved in writing by the other party. However, any party may make an announcement concerning the transaction contemplated by this Agreement, or any ancillary matter, if required by law or by any regulatory or governmental body to which such party is subject, wherever situated (including, without limitation, the Inland Revenue) whether or not the requirement has the force of law.

7.8 All of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation preparation and completion of this Agreement and all documents ancillary to it.

7.9 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope or by facsimile transmission to the party due to receive the notice or communication at its address set out in this Agreement or such other address as a party may specify for this purpose by notice in writing to the others. For the purposes of this Deed the fax number of the Vendors is 001 503 553 7401, attention Andrew Wiederhorn Esq, with a copy to Don Wijsmuller fax number 01534 887 081and the fax number of the Purchaser is 020 7710 7050, attention John Daly, and the email address of the Purchaser is johndaly@angloirishbank.co.uk, and notice provided to Andrew Wiederhorn with a copy to Don Wijsmuller shall constitute good discharge of the Purchaser's obligations with regard to notification. Any notice or other communication shall be deemed to have been served when received except that if it is received between 5.30 p.m. on a Relevant Day and
         9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

8.       LAW AND JURISDICTION

8.1 This Deed shall be governed by and construed in accordance with English law and each party to this Agreement submits to the non-exclusive jurisdiction of the English courts.

8.2 The Vendors and the Purchaser agree that any legal action or proceeding arising out of or in connection with this Deed may be brought in the High Court of Justice in England, and each of the Vendors and the Purchaser hereby irrevocably submit to the non-exclusive jurisdiction of such court in connection with any such legal action or proceedings.

8.3 The Vendors' address for service in respect of any legal proceedings arising in connection with this Deed or the transactions contemplated hereunder and in respect of any notice to be given hereunder or otherwise in connection with this Deed including without limitation the Option Notice is 129 Mount Street, London W1Y 5HA, fax number 020 7493 0265 marked for the attention of Matthew Green Esq, with a copy to Andrew Wiederhorn Esq, fax number 001 503 553 7401 and Don Wijsmuller Esq, fax number 01534 887 081.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written

                                    SCHEDULE 1

                         DETAILS OF WREP ISLANDS LIMITED

Name:                                  WREP Islands Limited

Number:                                IBC 280400

Jurisdiction of incorporation:         British Virgin Islands

Date of incorporation:                 20th May 1998

Registered office:                     Akara Building
                                       24 De Castro Street
                                       Wickhams Cay 1
                                       Road Town
                                       Tortola BritishVirgin Islands

Share capital:
              - authorised:            US$ 1,332,560
              - issued:                US$ 1.332,560

Shareholders:
              - names:                 Fog Capital Group Inc
                                       1410 SW Jefferson Street
                                       Portland
                                       Oregon 97201
                                       United States of America
              - Shares held:           1,332,560

Directors:                             Donovan Gijsbertus Wijsmuller
                                       R Scott Stevenson
                                       Andrew Wiederhorn
                                       David Young

Secretary:                             Whitmill Secretaries Limited

Charges/Debentures:

Debenture dated 28 January 1999 between WREP Islands Limited and Nationwide Building Society
Legal charge dated 28 January 1999 between WREP Islands Limited and Nationwide Building Society

Auditors:                              None.

                                   SCHEDULE 2

                        DETAILS OF WREP ISLANDS UGAP LTD

Name:                                  WREP Islands Ugap Ltd

Number:                                72552

Jurisdiction of incorporation:         Jersey

Date of incorporation:                 14th September 1998

Registered office:                     PO Box 1370
                                       Le Quesne Chambers
                                       9 Burrard Street
                                       St Helier
                                       Jersey JE4 4WS

Share capital:
              - authorised:            US$ 10,000
              - issued:                US$  9,142

Shareholders:
              - names:                 Fog Cap L.P.
                                       Whitmill Nominees Limited
                                       (as nominee of Fog Cap L.P.)
              - Shares held:           Fog Cap L.P.  9,141
                                       Whitmill Nominees Limited (as nominee of
                                       Fog Cap L.P.) 1

Directors:                             Margaret Mary Adams
                                       Valerie Ellen Huxley
                                       Donovan Gijsbertus Wijsmuller
                                       R Scott Stevenson
                                       Andrew Wiederhorn

Secretary:                             Whitmill Secretaries Limited

Charges/Debentures:

Legal charge dated 13 November 2000 between Nationwide Building Society and WREP Islands Ugap Limited
Legal charge dated 5 April 2001 between WREP Islands Ugap Limited, BEP Islands Limited and WREP Islands Limited
Legal charge dated 13 November 2000 between WREP Islands Ugap Limited and WREP Islands No2 Limited.

Auditors:                              None.

                                   SCHEDULE 3

                             COMPLETION OBLIGATIONS

1. The Vendors shall each deliver to the Purchaser (or otherwise make available to the reasonable satisfaction of the Purchaser):


         (a) stock transfer forms in respect of the Shares held by them respectively duly executed by the registered holder(s) in favour of the Purchaser or to such person or persons as the Purchaser shall direct together with the relevant share certificates in the names of such registered holder(s);

         (b) the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seals (if any) and the memoranda and articles of association together with any registered amendments thereto or certified true copies thereof and the certificates of incorporation of the Companies shall be delivered by or on behalf of the Vendors to such registered agent as the Purchaser may appoint;

         (c) the written resignations of all persons who are directors or company secretaries of each of the Companies as at Completion, containing confirmation that they have no claims (whether statutory contractual or otherwise) against either of the Companies for compensation for loss of office or otherwise, such resignations to take effect on and from Completion;

         (d) evidence that any charges referred to in schedules 1 and 2 (together with any other encumbrance created by the Company over its assets) have been released;

         (e) evidence that all the liabilities of the Companies (as set out in the financial statements of the Companies as at 30 September 2001), including without limitation all loan arrangements between the Companies, have been released or otherwise settled in full and that, save in respect of any matters approved by the Purchaser in respect of the period from the date of this Deed to Completion, no further liabilities have been incurred or are likely to be incurred by the Companies.

         (f) if either of the Companies have appointed auditors as at the time of Completion or at any time since their incorporation, the written resignations of such auditors together with evidence reasonably satisfactory to the Purchaser that:

                  (i) there are no fees or other payments due to them from either of the Companies; and

                  (ii) such resignations are valid and effective as resignations of the auditors of the Companies under the terms of any applicable law;

         (g)      the executed Powers of Attorney; and

         (h) such other documents as the Purchaser may reasonably require to enable the Purchaser or its nominees to be registered as holders of the Shares;

2. The Vendors shall procure a board meeting of each of the Companies to be held at which:

         (a) the transfers of the Shares will be approved for registration and to direct that new share certificates are issued accordingly and the respective registers of members updated;

         (b) all resignations provided for above will be tendered and accepted so as to take effect at the close of the meeting;

         (c) all persons nominated by the Purchaser (in the case of directors subject to any maximum number imposed by the articles of association of the Companies) will be appointed additional directors and appointed secretary.

         (d) the registered office of the Companies shall be changed in accordance with the written instructions (if any) given by the Purchaser to the Vendors prior to Completion.

3. The Purchaser shall pay the Purchase Price in accordance with the provisions of clause 3.

                                   SCHEDULE 2

                              FORM OF OPTION NOTICE



For the attention of





[date]

Dear Sirs

EXERCISE OF OPTION

In accordance with the provisions of clause [4/10] of the Option Agreement dated [ ] between us and [ ] (the "AGREEMENT") we hereby give notice of exercise of the [Option/Right of Acquisiton] in respect of the Option Shares.

Completion of the Sale and Purchase Agreement shall take place 5 Business Days from the date hereof.

Terms defined in the Agreement shall have the same meaning when used herein.


Yours faithfully

Director of [              ]
In its capacity as general partner of the Anglo Aggmore Limited Partnership

                                   SCHEDULE 3

                                   WARRANTIES

In this schedule "AGREEMENT" shall mean the Sale and Purchase Agreement and the Option Agreement and "COMPANIES" shall mean the Companies and their subsidiary undertakings from time to time.

1.       SHARE CAPITAL

1.1 Other than pursuant to this Agreement there is no agreement, arrangement, understanding or obligation requiring the creation, issue, allotment, sale, transfer, redemption or repayment or the grant to any person of the right (conditional or not) to require the creation, issue, allotment, grant, sale, transfer, redemption or repayment of the Option Shares or any other share or other security in the capital of either of the Companies (including without limitation any option or right of pre-emption or conversion).

2.       THE COMPANY AND THE OPTION SHARES

2.1 The Option Shares constitute the whole of the issued and allotted share capitals of the Companies. All of the Option Shares are fully paid or properly credited as fully paid and the Vendors are the sole legal and beneficial owners of them.

2.2 There is no charge, pledge or other Encumbrance in relation to or affecting any of the unissued shares in the capital of either of the Companies.

2.3 The Companies are not and have not agreed to become the holders or other owners of any shares debentures or other securities of any body corporate.

2.4 The Companies have not issued any loan stock or other document or instrument creating or evidencing indebtedness.

2.5 The registers of members and statutory books of each of the Companies contain complete, true and accurate records of the members of the Companies and all the other information which they are required to contain under any applicable law and are fully, properly and accurately drawn up to the date of this Agreement and comply with all the requirements of all applicable laws and all returns particulars resolutions and other documents required to be delivered by the Companies to the Registrar of Companies in the relevant jurisdiction and have been duly delivered within the required time limits and no fines or penalties are outstanding or known to be due.

2.6 The Company has at no time repurchased or contracted to repurchase any of its share capital or equity securities.

3.       VENDORS' CAPACITY/AUTHORISATION

3.1 The Vendors each have the requisite power and authority under their respective memoranda and articles of association and have obtained all corporate authorisations and all other applicable government statutory regulatory or other consents licences waivers or exemptions required to empower them to enter into and perform their obligations under this Agreement.

3.2 The execution and delivery of, and the performance by each of the Vendors of their obligations under this Agreement will not result in a breach of any agreement, arrangement, order, judgment or decree of any Court or any governmental agency to which the Vendors are parties or by which the Vendors or any of their assets are bound.

4.       BUSINESS OF THE COMPANY

4.1 Save pursuant to the documents listed in Warranty 9 below and other than in respect of their issued share capitals the Companies have not ever had and have not agreed to acquire any assets (other than the Properties) and are not or have not ever been party to any contract (other than those listed in Warranty number 8 below), arrangement, agreement, understanding or transaction of whatever nature and whether in writing or not, contingent or otherwise.

4.2 The Companies have no liabilities (whether actual, accrued, contingent or disputed and whether incurred on a joint or several basis) in respect of:

         (a)      Taxation;

         (b)      the documents listed in Warranty 9; or

         (c) otherwise howsoever arising whether in relation to indebtedness in the nature of borrowings or otherwise.

4.3 Statements of all the bank accounts and building society accounts and other investment accounts and of the credit or debit balances thereon of each of the Companies as at the Business Day prior to the date of this Agreement are annexed to this Agreement; and neither of the Companies has any bank, building society, investment or deposit account (whether in credit or overdrawn) not included in such statement, and since such statement there have been no payments out of any such accounts; and there are no unpresented cheques drawn by either of the Companies for any amount.

4.4 Neither of the Companies has received notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing on the part of the Companies which is repayable on demand, and there has not occurred any event of default under any agreement relating to any other borrowing or indebtedness in the nature of borrowing on the part of the Companies or any event which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event of default or entitle any person to require repayment of the same prior to the full term of the borrowing or indebtedness in the nature of borrowing.

4.5 All charges by or in favour of either of the Companies have been duly registered in accordance with the provisions of any applicable law in the relevant jurisdictions or comply with all necessary formalities as to registration or otherwise in any other relevant jurisdiction; and the registered particulars of all charges over any assets of either of the Companies are complete and accurate in all material respects.

4.6      The Companies:-

         (a) do not have, have never had and have not agreed to employ any employees;

         (b) have not given a power of attorney to any person other than in relation to the execution of documents in relation to the transactions referred to in this Agreement.

         (c) are not and as a result of Completion will not become subject to a liability to Taxation;

5.       THE ACCOUNTS

5.1 True, complete and accurate copies of the balance sheet of each of the Companies (the "Accounts") are attached to the Disclosure Letter.

5.2      The Accounts:

         (a) give an accurate view of the assets and liabilities of the Companies as at 30 September 2001 (the "Accounts Date") and of profits for the nine months ended on the Accounts Date;

         (b)      disclose all the assets of the Companies as at the Accounts
                  Date;

         (c) make full provision for, reserve for or disclose, as appropriate, all liabilities, whether actual, contingent, unquantified or disputed, all capital commitments, whether actual or contingent, and all bad or doubtful debts of the Companies as at the Accounts Date in each case, in accordance with all applicable law.

6.       COMPLIANCE WITH LAW

         The Companies have complied in all material respects with applicable legal and administrative requirements in any jurisdiction in which they are incorporated or in which they have carried on business since their incorporation.

7.       INSOLVENCY

7.1 No order has been made, petition presented or threatened or resolution passed for the winding up of the Companies or either of them or for the appointment of any insolvency practitioner of any description (whether provisional or otherwise) pursuant to the law of any jurisdiction in respect of the Companies or either of them or the whole or any part of their businesses or assets.

7.2 Both of the Companies are of good standing and all official taxes, duties fees and other imposts of like nature have been paid in full in accordance with applicable legislation and all necessary filings have been made in order to keep them in good standing in their respective jurisdictions of incorporation.

8.       CONTRACTS

         Neither the Vendors nor the Companies have any knowledge of the invalidity of or a ground for termination, avoidance, rescission, or repudiation of an agreement, arrangement or obligation to which the Companies or either of them are party. No party with whom the Companies or either of them have entered into an agreement, arrangement or obligation has given notice of its intention to terminate or has sought to avoid, rescind, repudiate or disclaim any such agreement, arrangement or obligation.

9.       OPERATING HISTORY

         Since incorporation the only agreements entered into by the Companies are the following:

         (i) joint venture agreement dated 10 November 2000 and made between R.N.Middleton Esq (1) WREP Islands Ugap Limited (2) and WREP Islands Limited (3);

         (ii) legal charge dated 13 November 2000 and made between WREP Islands Ugap Limited (1) and WREP Islands No. 2 Limited (2);

         (iii) deed of subordination dated 13 November 2000 and made between WREP Islands Limited (1), WREP Islands Ugap Limited (2) and Nationwide Building Society (3);

         (iv) deed of priorities dated 13 November 2000 and made between Nationwide Building Society (1), WREP Islands Limited (2), WREP Islands Ugap Limited (3) and WREP Islands No. 2 Limited
                  (4);

         (v) legal charge dated 13 November 2000 and made between Nationwide Building Society (1) and WREP Islands Ugap Limited
                  (2);

         (vi) loan document dated 13 November 2000 and made between WREP Islands Limited (1) and WREP Islands Ugap Limited (2);

         (vii) loan document dated 20 October 2000 and made between Nationwide Building Society (1) and WREP Islands Ugap Limited
                  (2);

         (viii) legal charge dated 5 April 2001 and made between WREP Islands Ugap Limited (1), BEP Islands Limited (2) and WREP Islands Limited (3);

         (ix) administration agreement dated 30 June 1998 and made between WREP Islands Limited (1) and Wilshire Servicing Company UK Limited (2);

         (x) Barclays Bank Treasury Loan dated 29 June 1998 and made between WREP Islands limited (formerly Myrtle Properties Limited) (1) and Barclays Bank Plc (2);

         (xi) debenture dated 30 June 1998 and made between WREP Islands Limited (formerly Myrtle Properties Limited) (1) and Barclays bank Plc (2);

         (xii) rate swap instrument dated 1 July 1998 and made between Barclays Bank Plc (1) and WREP Islands Limited (formerly Myrtle Properties Limited) (2);

         (xiii) deed of subordination dated 28 January 1999 and made between Wilshire Real Estate Partnership LP (1), WREP Islands Limited
                  (2) and Nationwide Building Society (3);

         (xiv) composite deed of release dated 28 January 1999 and made between Barclays Bank Plc (1) and WREP Islands Limited (2);

         (xv) interest bearing subordinated debt agreement dated 30 June 1998 and made between Wilshire Real Estate Partnership LP (1) and WREP Islands Limited (2);

         (xvi) sterling loan facility agreement dated 30 November 1998 and made between Nationwide Building Society (1) and WREP Islands Limited (2);

         (xvii) novation agreement dated 27 January 1999 and made between WREP Islands Limited (1), Barclays Bank Plc (2) and Nationwide Building Society (3);

         (xviii) debenture dated 28 January 1999 and made between WREP Islands Limited (1) and Nationwide Building Society (2); and

         (xix) legal charge dated 28 January 1999 and made between WREP Islands Limited (1) and Nationwide Building Society (2)

         and no Company has any liability or obligation under any such agreement which remains to be performed or is outstanding or contingent.

10.      INSURANCE

         Copies of the Companies insurance polices are attached to the Disclosure Letter and all premiums due in respect of such policies have been paid in full and so far as the Vendors are aware there are no circumstances which entitle the insurers to avoid the insurances thereon.

11.      ASSETS

         The Companies have no assets apart from the Properties and do not require any assets for the proper conduct of their businesses.

12.      ENCUMBRANCES

12.1 There are not at today's date Encumbrances of any nature on or affecting the assets of the Companies or the Properties or any part of the assets of the Companies or any part of the Properties.

12.2 At the date hereof there are no encumbrances which have been registered at either Her Majesty's Land Registry or at the Companies Registry and neither the Vendors nor the Companies are aware of any person who would be entitled to apply for any such registration.

13.      INFORMATION

         The information in Schedules 1 and 2 is true and accurate in all respects.

14.      LITIGATION

         Neither of the Companies is a party (whether as claimant or defendant or otherwise) to any claim, litigation, arbitration, prosecution or other legal or quasi legal proceedings or enquiry and neither of the Companies has been engaged in any such claim, proceedings or enquiry during the three years prior to today's date and there are no claims or actions (whether criminal or civil) pending or, so far as the Vendors are aware threatened or anticipated by or against either of the Companies or any of their directors or employees in relation to the Companies, their businesses or the Properties or in respect whereof either of the Companies is liable to indemnify any party concerned or may be vicariously liable and so far as the Vendors are aware there are no circumstances likely to give rise to such a claim.

                                   SCHEDULE 4

                                   THE VENDORS

WREP ISLANDS LIMITED

Fog Cutter Capital Group Inc
1410 SW Jefferson Street
Portland
Oregon 97201
United States of America


WREP ISLANDS UGAP LIMITED

Fog Cap L.P.
1410 SW Jefferson Street
Portland
Oregon 97201
United States of America

Signed by                                      )
                                               )
as attorney for and in the name of             )
FOG CUTTER CAPITAL GROUP INC                   )    D.G.WIJSMULLER
in the presence of:                            )

Tina Parker
Le Quesne Chambers
9 Burrard Street
St Helier
Jersey

Signed by                                      )
as attorney for and in the name of             )    D.G.WIJSMULLER
FOG CAP L.P.                                   )
in the presence of:                            )

Tina Parker
Le Quesne Chambers
9 Burrard Street
St Helier
Jersey

Signed by                                      )
ANGLO IRISH EQUITY LIMITED                     )
as General Partner for                         )
THE ANGLO AGGMORE LIMITED PARTNERSHIP          )
in the presence of:-                           )
                                                    Director JOHN DALY


                                                    Director DAVID MURRAY

Signed by                                       )
as attorney for and in the name of              )
FOG CUTTER CAPITAL GROUP INC                    )   D.G.WIJSMULLER
in the presence of:-                            )

Tina Parker
Le Quesne Chambers
9 Burrard Street
St Helier
Jersey